Exhibit 99.1
FOR IMMEDIATE RELEASE
May 9, 2018

Contact: Beth Ardoin, Director of Communications, 337.278.6868

IBERIABANK Corporation
Names Rosa Sugrañes to Its Board of Directors

LAFAYETTE, La., May 9, 2018 -- IBERIABANK Corporation (NASDAQ:  IBKC), holding company of the 131-year-old IBERIABANK (www.iberiabank.com), is pleased to announce the addition of Rosa Sugrañes to the IBERIABANK Corporation Board of Directors.
A resident of Miami, Florida, Sugrañes is the founder and former CEO of Iberia Tiles in Miami, which was sold in 2012.
IBERIABANK Corporation Board of Directors Chairman William Fenstermaker commented, "We are fortunate to add such a highly regarded businesswoman and entrepreneur to our Board. Rosa’s depth of knowledge of the Miami market and extensive business experience provides us greater insight into the strategic opportunities in South Florida. With her unique perspective having been a business owner and public company Board member, she will add tremendous value to our Board and our Company.”
For 30 years, Sugrañes has served on the Board of the Rosa Gres Group of Barcelona, Spain, a manufacturer and distributor of ceramic tiles and construction materials. From 2006-2017, she was a Director for Sabadell United Bank in Miami. She also served on the boards of INDRA, a publicly traded IT company in Madrid, Spain, and Florida East Coast Company, a real estate and railroad company based in Miami that was sold in 2007.
Sugrañes’ civic and community service is extensive:

•	Chairman of the Federal Reserve Bank of Atlanta, Miami Branch (2004-2005), Board Member (2000-2005);

•	Member of the Florida Transportation Commission, appointed by Florida Governor Jeb Bush (2000-2001);

•	Board of Trustees of FIU, Miami, appointed by Florida Governor Jeb Bush (2001-2009);

•	Miami-Dade County Cultural Affairs Council, Chairman (2001-2005), currently member of the Council;

•	Member of the International Advisory Board of Baptist Health South Florida (2014-Present);

•	Chairman, Greater Miami Chamber of Commerce (2005-2006), Executive Committee (2000-2007);

•	Chairman of the Miami Advisory Board of the Knight Foundation (2007-2008), Board Member (2004-2008); and

•	Member, Young Presidents Organization (1996-2013).

Recognized for her accomplishments and contributions, Sugrañes has received numerous accolades, including:

•	Recipient of the Small Business Person of the Year (1999), Small Business Council of America, presented by U.S. Senator Bob Graham;

•	Medalla al Mérito Civil, awarded by H.R.H. Juan Carlos I, King of Spain (2000);

•	Serving the Arts Award, The Arts & Business Council Miami-Dade County (2003);

•	Florida Women of Achievement (2005);

•	Successful Hispanic Businesswoman of the Year, CAMACOL (2006);

•	Premio FIDEM a la Mujer Empresaria, Barcelona (2006);

•	Best in Business Award - Hispanic Enterprise Magazine (2007); and

•	Silver Medallion for Humanitarianism - Miami Coalition of Christians and Jews (2008).

IBERIABANK Corporation is a financial holding company with more than 300 offices and bank branches across the southeastern United States. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "IBKC."